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EXHIBIT 18

August 16, 2002



Cold Metal Products, Inc.
2200 Georgetown Drive, Suite 301
Sewickley, PA  15143

Dear Sirs/Madams:

We have audited the consolidated financial statements of Cold Metal Products, Inc. and Subsidiaries (the "Company") as of March 31, 2002 and 2001, and for each of the three years in the period ended March 31, 2002, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated August 16, 2002 which expresses an unqualified opinion and includes explanatory paragraphs concerning a change in the method of accounting for the cost of inventories from the last-in, first out method to the specific identification method, the Company's bankruptcy and its ability to continue as a going concern. Note 2 to such consolidated financial statements contains a description of your adoption during the year ended March 31, 2002 of the specific identification method of accounting for the cost of inventories. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.



Yours truly,

/s/ Deloitte & Touche LLP